UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 2, 2018

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 775-0515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in OncoCyte Corporation’s Form 10 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors” and other filings that OncoCyte may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, OncoCyte disclaims any intent or obligation to update these forward-looking statements.

References to “OncoCyte,” “we” or “us” are references to OncoCyte Corporation

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On April 2, 2018, our Board of Directors appointed Ronald A. Andrews, Jr. to the Board of Directors to fill a vacancy. Mr. Andrews will also serve on the Audit Committee and the Science & Technology Committee and as Chair of the Compensation Committee, of the Board.

Ronald Andrews, 58, is the founder and principal of the Bethesda Group, a consulting firm that advises companies in the molecular diagnostics and genomics fields. Prior to founding the Bethesda Group in 2015, Mr. Andrews served as President, Genetic Sciences Division of Thermo Fisher Scientific from September 2013 to December 2014, and as President, Medical Sciences Venture for Life Technologies from February 2012 to September 2013 when Life Technologies was acquired by Thermo Fisher. From 2004 to December 2010, Mr. Andrews was the Chief Executive Officer and Vice Chairman of the Board of Clarient, Inc., a cancer diagnostics company, and from December 2010 to February 2012 he served as CEO of GE Molecular Diagnostics after Clarient was acquired by GE Healthcare. Mr. Andrews also held management positions with companies in diagnostics and related medical fields, including Roche Molecular Diagnostics, Immucor, Inc. and Abbott Labs. Mr. Andrews also serves as a director of Orion Health Group Ltd., Oxford ImmunoTec. Mr. Andrews is also a member of the Board of Governors of CancerLinQ LLC, a wholly-owned non-profit subsidiary of the American Society of Clinical Oncology.

Mr. Andrews will receive the standard compensation approved for non-employee directors and members of the Audit Committee and Science & Technology Committee and for the Chair of the Compensation Committee. That compensation includes an annual cash fee of $30,000 and options to purchase 20,000 shares of OncoCyte common stock under our 2010 Employee Stock Option Plan for his service as a director, an annual cash fee of $7,500 for serving on the Audit Committee, an annual cash fee of $5,000 for serving on the Science & Technology Committee, and an annual cash fee of $10,000 for serving as Chair of the Compensation Committee.

The annual cash fees will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that Mr. Andrews remains a director on the last day of the applicable quarter, in the case of fee and options granted for serving as a director, and as a member of the applicable committee in the case of the fees for serving on a committee. The stock options granted to Mr. Andrews will expire to the extent not exercised ten years from the date of grant; provided that in the event that Mr. Andrews ceases to serve as a director of OncoCyte for any reason other than death or disability, the options will expire three months following the termination of his service as a director, and may be exercisable only up to the amount vested on the date of termination of his service, except that in the event of Mr. Andrews’ death or disability, the options will expire if not exercised within the first year following cessation of his services as a director due to death or disability, and may be exercisable only up to the amount vested on the date of death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: April 4, 2018	By:	/s/ William Annett
William Annett
President and Chief Executive Officer